Exhibit 4(h)


                                                   EXECUTION COPY

                              REMARKETING AGREEMENT

          REMARKETING AGREEMENT, dated as of August 10, 2001 (the "Agreement") by and among Sprint Corporation, a Kansas corporation (the "Company"), Sprint Capital Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Sprint Capital"), Bank One, National Association., a national banking corporation, as Purchase Contract Agent (the "Purchase Contract Agent") and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract Agreement (as defined herein)), and UBS Warburg LLC (the "Remarketing Agent").

                                   WITNESSETH:

          WHEREAS, the Company will issue $1,500,000,000 (or $1,725,000,000 if the Underwriters' overallotment option is exercised in full) aggregate Stated Amount of its Equity Units (the "Equity Units") under the Purchase Contract Agreement, dated as of the date hereof, by and between the Purchase Contract Agent and the Company (the "Purchase Contract Agreement"); and

          WHEREAS, the Equity Units will initially consist of 60,000,000 (or 69,000,000 if the underwriters' overallotment option is exercised in full) "Corporate Units" (as defined in the Purchase Contract Agreements); and

          WHEREAS, Sprint Capital will issue concurrently in connection with the issuance of the Equity Units $1,500,000,000 (or $1,725,000,000 if the Underwriters' overallotment option is exercised in full) aggregate principal amount of its 6.00% Notes due August 17, 2006 (the "Notes"); and

          WHEREAS, the Notes forming a part of the Corporate Units will be pledged pursuant to the Pledge Agreement (the "Pledge Agreement"), dated as of the date hereof, by and among the Company, Bank One, National Association, as collateral agent (the "Collateral Agent") and the Purchase Contract Agent, to secure the Corporate Units holders' obligations under the related Purchase Contracts on August 17, 2004; and

          WHEREAS, the Notes of the Note holders electing to have their Notes remarketed and of the Corporate Unit holders will be initially remarketed (the "Initial Remarketing") by the Remarketing Agent on the third Business Day immediately preceding May 17, 2004 (the "Initial Remarketing Date"); and

          WHEREAS, in the event that the Notes have not been successfully remarketed on the Initial Remarketing Date, at Sprint Capital's or the Company's request, the Remarketing Agent shall use reasonable efforts to remarket from time to time (in any case a "Subsequent Remarketing") on or prior to the twelfth Business Day preceding August 17, 2004 (any such date, a "Subsequent Remarketing Date"); and

          WHEREAS, if the Notes have not been successfully remarketed in the Initial Remarketing or a Subsequent Remarketing, the Notes of the Note holders electing to have their

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Notes remarketed and of the Corporate Unit holders who have elected not to settle the Purchase Contracts related to their Corporate Units by Cash Settlement and who have not elected Early Settlement will be remarketed (the "Final Remarketing") by the Remarketing Agent on the third Business Day immediately preceding August 17, 2004 (the "Final Remarketing Date"); and

          WHEREAS, in the event of a PCS Stock Redemption, the Notes of the Note holders electing to have their Notes remarketed and of the Corporate Unit holders will be remarketed by the Remarketing Agent on the third Business Day immediately preceding the date of the PCS Stock Redemption and any such remarketing will be on the same terms as the Final Remarketing and, if effected, shall be the "Final Remarketing" for all purposes under this Agreement; and

          WHEREAS, in the event of a Successful Remarketing on or prior to the twelfth Business Day immediately preceding August 17, 2004, the applicable interest rate on the Notes will be reset on the applicable Reset Date to the Reset Rate to be determined by the Reset Agent as the rate that such Notes should bear in order for the Applicable Principal Amount of the Notes to have an approximate aggregate market value of 100.5% of the Treasury Portfolio Purchase Price on the applicable Reset Date, provided that in the determination of such Reset Rate, the Company shall, if applicable, limit the Reset Rate to the maximum rate permitted by applicable law; and

          WHEREAS, in the event of a Successful Final Remarketing (including a successful remarketing on the third Business Day immediately preceding the date of any PCS Stock Redemption), the applicable interest rate on the Notes will be reset on the Final Remarketing Date to the Reset Rate to be determined by the Reset Agent as the rate that such Notes should bear in order to have an approximate market value of 100.5% of the aggregate principal amount of the Notes on the Final Remarketing Date, provided that in the determination of such Reset Rate, the Company shall, if applicable, limit the Reset Rate to the maximum rate permitted by applicable law;

          WHEREAS, the Company has requested UBS Warburg LLC to act as Remarketing Agent and Reset Agent and as such to perform the services described herein, and UBS Warburg LLC is willing to act as Remarketing Agent and Reset Agent and as such to perform such duties on the terms and conditions expressly set forth herein;

          NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

          Section 1.     Definitions.

          Capitalized terms used and not defined in this Agreement, in the recitals hereto or in the paragraph preceding such recitals shall have the meanings assigned to them in the Purchase Contract Agreement or, if not therein defined, the Pledge Agreement.

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          Section 2.     Appointment and Obligations of Remarketing Agent.

          (a) The Company hereby appoints UBS Warburg LLC and UBS Warburg LLC hereby accepts such appointment, subject to the conditions set forth herein, (i) as the Reset Agent to determine in consultation with the Company, in the manner provided for herein and in the Indenture and the Notes Terms (in each case as in effect on the date of this Remarketing Agreement) with respect to the Notes, (1) with respect to the Initial Remarketing Date or any Subsequent Remarketing Date, the Reset Rate that, in the opinion of the Reset Agent, will, when applied to the Notes, enable the Applicable Principal Amount of the Notes to have an approximate aggregate market value of 100.5% of the Treasury Portfolio Purchase Price as of the Initial Remarketing Date or any Subsequent Remarketing Date, and
(2) with respect to the Final Remarketing Date, if applicable, the Reset Rate that, in the opinion of the Reset Agent, will, when applied to the Notes, enable each Note to have an approximate market value of 100.5% of its principal amount as of the Final Remarketing Date, provided, in each case, that the Company, by notice to the Reset Agent prior to the tenth Business Day preceding the applicable Reset Effective Date, shall, if applicable, limit the Reset Rate so that it does not exceed the maximum rate permitted by applicable law) and (ii) as the exclusive Remarketing Agent (subject to the right of the Remarketing Agent to appoint additional remarketing agents hereunder as described below) to
(1) remarket the Notes of the Note holders electing to have their Notes remarketed and of the Corporate Units holders on the Initial Remarketing Date or any Subsequent Remarketing Date, as the case may be, for settlement on the third Business Day thereafter, and (2) in the event that the Notes have not been successfully remarketed before the Final Remarketing Date, remarket the Notes of the Note holders electing to have their Notes remarketed or of the Corporate Units holders who have not elected Early Settlement and have failed to notify the Purchase Contract Agent, on or prior to the fifth Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to elect Cash Settlement, for settlement on the third Business Day thereafter.

     (b) In connection with the remarketing contemplated hereby, the Remarketing Agent will enter into a Supplemental Remarketing Agreement (the "Supplemental Remarketing Agreement") with the Company and the Purchase Contract Agent, which shall be substantially in the form attached hereto as Exhibit A (with such changes as the Company and the Remarketing Agent may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances or in the event that one of the Possible Agents is not the sole remarketing agent, and with such further changes therein as the Remarketing Agent may reasonably request). Anything herein to the contrary notwithstanding, UBS Warburg LLC shall not be obligated to act as Remarketing Agent or Reset Agent hereunder unless the Supplemental Remarketing Agreement is in form and substance reasonably satisfactory to UBS Warburg LLC. The Company agrees that UBS Warburg LLC shall have the right, on fifteen Business Days notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company. Upon any such appointment, the parties shall enter into an appropriate amendment to this Agreement to reflect the addition of any such remarketing agent.

     (c) Pursuant to the Supplemental Remarketing Agreement, the Remarketing Agent, either as sole remarketing agent or as representative of a group of remarketing agents

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appointed as aforesaid, will agree, subject to the terms and conditions set forth herein and therein, to use its reasonable efforts (i) to remarket on the Initial Remarketing Date the Notes that the Trustee (as defined in the Indenture) shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the Initial Remarketing, at a price per Note such that the aggregate price for the Applicable Principal Amount of the Notes is approximately 100.5% of the Treasury Portfolio Purchase Price, (ii) in the event the Initial Remarketing was deferred by the Company pursuant to Section
5.5 of the Purchase Contract Agreement or resulted in a Failed Initial Remarketing, to remarket, at the Company's request, from time to time, all of the Notes of Corporate Unit Holders that the Trustee shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, a Subsequent Remarketing, at a price per Note such that the aggregate price for the Applicable Principal Amount of the Notes is approximately 100.5% of the Treasury Portfolio Purchase Price and (iii) in the event that the Notes have not been successfully remarketed before the Final Remarketing Date, to remarket on the Final Remarketing Date the Notes that the Trustee shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the Final Remarketing, at a price of approximately 100.5% of the aggregate principal amount of such Notes. Notwithstanding the preceding sentence, the Remarketing Agent shall not remarket any Notes for a price less than the price necessary for the Applicable Principal Amount of such Notes to have an aggregate price equal to 100% of the Treasury Portfolio Purchase Price, in the case of the Initial Remarketing or any Subsequent Remarketing, or the aggregate principal amount of such Notes, in the case of the Final Remarketing (in any such case, the "Minimum Remarketing Price") . After deducting the fee specified in Section 3 below, the proceeds of such Initial Remarketing, Subsequent Remarketing or Final Remarketing, as the case may be, shall be paid to the Collateral Agent in accordance with Section 4.6 or 6.3 of the Pledge Agreement and Section 5.5 or
5.6 of the Purchase Contract Agreement (each of which Sections are incorporated herein by reference). The right of each holder of Notes or Corporate Units to have Notes tendered for the Initial Remarketing, any Subsequent Remarketing or the Final Remarketing, as the case may be, shall be limited to the extent that
(i) the Remarketing Agent conducts the Initial Remarketing or any Subsequent Remarketing and, in the event that the Notes have not been successfully remarketed before the Final Remarketing Date, a Final Remarketing pursuant to the terms of this Agreement, (ii) Notes tendered have not otherwise been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Notes at a price of not less than the Minimum Remarketing Price and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

     (d) It is understood and agreed that neither the Remarketing Agent nor the Reset Agent shall have any obligation whatsoever to purchase any Notes, whether in the Initial Remarketing, any Subsequent Remarketing, Final Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Notes for remarketing or to otherwise expend or risk their own funds or incur or be exposed to financial liability in the performance of their respective duties under this Agreement or the Supplemental Remarketing Agreement, and, without limitation of the foregoing, the Remarketing Agent shall not be deemed an underwriter of the remarketed Notes. Neither the Company nor Sprint Capital shall be obligated in any case to provide funds to make payment upon tender of Notes for remarketing.

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          Section 3.     Fees.

          In the event of a Successful Initial Remarketing, Successful Subsequent Remarketing or Successful Final Remarketing, the Remarketing Agent shall retain as a remarketing fee (the "Remarketing Fee") an amount not exceeding 25 basis points (0.25%) of the Minimum Remarketing Price from any amount received in connection with such Initial Remarketing or Subsequent Remarketing or Final Remarketing, as the case may be, in excess of the applicable Minimum Remarketing Price. In addition, the Reset Agent shall, in either case, receive from the Company a reasonable and customary fee for its serving as Reset Agent (the "Reset Agent Fee"), provided, however, that if the Remarketing Agent shall also act as the Reset Agent, then the Reset Agent shall not be entitled to receive any such Reset Agent Fee. Payment of such Reset Agent Fee shall be made by the Company on the date of any Successful Remarketing, in immediately available funds or, upon the instructions of the Reset Agent, by certified or official bank check or checks or by wire transfer.

          Section 4.     Replacement and Resignation of Remarketing Agent.

          (a) The Company and Sprint Capital may in their absolute discretion replace the Remarketing Agent and/or the Reset Agent appointed pursuant to
Section 1 as the Remarketing Agent and as the Reset Agent hereunder by giving notice prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to the Initial Remarketing Date, any Subsequent Remarketing Date or the Final Remarketing Date, as the case may be, provided, in either case, that the Company must replace the UBS Warburg LLC both as Remarketing Agent and as Reset Agent unless UBS Warburg LLC shall otherwise agree. Any such replacement shall become effective upon the Company's and Sprint Capital's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and the Reset Agent. Upon providing such notice, the Company and Sprint Capital shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

     (b) UBS Warburg LLC may resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent and/or as the Reset Agent by giving notice prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to the Initial Remarketing Date, any Subsequent Remarketing Date or the Final Remarketing Date, as the case may be. Any such resignation shall be conditioned upon and become effective upon the Company's and Sprint Capital's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and/or the Reset Agent. Upon receiving notice from the Remarketing Agent and/or the Reset Agent that it wishes to resign hereunder, the Company and Sprint Capital shall appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.

     (c) The Company and Sprint Capital shall give the Purchase Contract Agent, the Trustee and the Collateral Agent prompt written notice of the appointment of any successor Remarketing Agent and Reset Agent.

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          Section 5.     Dealing in the Securities.

          Each of the Remarketing Agent and the Reset Agent, when acting hereunder or, in the case of the Remarketing Agent, under the Supplemental Remarketing Agreement, or when acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Notes, Treasury Units, Corporate Units or any other securities of the Company or Sprint Capital. With respect to any Notes, Treasury Units, Corporate Units or any other securities of the Company or Sprint Capital owned by it, each of the Remarketing Agent and the Reset Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. Each of the Remarketing Agent and the Reset Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company or Sprint Capital as freely as if it did not act in any capacity hereunder.

          Section 6.     Registration Statement and Prospectus.

          In connection with the Initial Remarketing, any Subsequent Remarketing or the Final Remarketing, if and to the extent required in the view of counsel (which need not be an opinion) for either the Remarketing Agent or the Company by applicable law, regulations or interpretations in effect at the time of the Initial Remarketing, Subsequent Remarketing or the Final Remarketing, as the case may be, the Company (i) shall use commercially reasonable best efforts to have a registration statement relating to the Notes effective under the Securities Act of 1933, as amended (the "Securities Act") prior to the Initial Remarketing Date, any Subsequent Remarketing Date or the Final Remarketing Date, as applicable, (ii) if requested by the Remarketing Agent shall furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement to be used by the Remarketing Agent in the Initial Remarketing, any Subsequent Remarketing or the Final Remarketing, as the case may be, not later than one Business Day prior to the date of such remarketing (or such earlier date as the Remarketing Agent may reasonably request or as otherwise agreed upon by the Remarketing Agent and the Company) and in such quantities as the Remarketing Agent may reasonably request, and (iii) shall furnish a current final prospectus and, if applicable, a final prospectus supplement (in either case, the "Prospectus") to be used by the Remarketing Agent in the Initial Remarketing, any Subsequent Remarketing or the Final Remarketing, as the case may be, not later than the third Business Day immediately preceding the date of such remarketing (or such other date agreed upon by the Remarketing Agent and the Company) in such quantities as the Remarketing Agent may reasonably request, and shall pay all expenses relating thereto (any such registration statement referred to in this Section 6 being referred to herein as a "Registration Statement"). The Company shall also take all such actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with the Initial Remarketing, any Subsequent Remarketing and the Final Remarketing.

          Section 7.     Conditions to the Remarketing Agent's Obligations.

          (a) The obligations of the Remarketing Agent and the Reset Agent under this Agreement and, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement, shall be subject to the terms and conditions of this Agreement and the Supplemental

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Remarketing Agreement, including, without limitation, the following conditions:
(i) the Notes tendered for, or otherwise to be included in the Initial Remarketing, any Subsequent Remarketing or Final Remarketing, as the case may be, shall not have been called for redemption, (ii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Notes at a price not less than the applicable Minimum Remarketing Price, (iii) the Purchase Contract Agent, the Collateral Agent, the Company and the Trustee shall have performed their respective obligations in connection with the Initial Remarketing, any Subsequent Remarketing or the Final Remarketing, as the case may be, in each case pursuant to the Purchase Contract Agreement, the Pledge Agreement, the Indenture, the Notes Terms and this Agreement and the Supplemental Remarketing Agreement (including, without limitation, giving the Remarketing Agent notice of the Treasury Portfolio Purchase Price no later than 10:00 a.m., New York
City time, on the fourth Business Day prior to the date of the Initial Remarketing or any Subsequent Remarketing, and giving the Remarketing Agent notice of the aggregate principal amount of Notes to be remarketed, no later than 10:00 a.m., New York City time, on the fourth Business Day prior to the Purchase Contract Settlement Date, in the case of the Final Remarketing, and, in each case, concurrently delivering the Notes to be remarketed to the Remarketing Agent), (iv) no Event of Default (as defined in the Indenture) shall have occurred and be continuing, (v) the accuracy of the representations and warranties of the Company and Sprint Capital, as the case may be, included in this Agreement and those specifically incorporated by reference in the Supplemental Remarketing Agreement or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to this Agreement and provisions specifically incorporated by reference in the Supplemental Remarketing Agreement, (vi) the performance by the Company and Sprint Capital, as the case may be, of their respective covenants and other obligations included in this Agreement and those specifically incorporated by reference in the Supplemental Remarketing Agreement, and (vii) the satisfaction of the other conditions set forth in this Agreement and those specifically incorporated by reference in the Supplemental Remarketing Agreement.

     (b) If at any time during the term of this Agreement, any Event of Default or event that with the passage of time or the giving of notice or both would become an Event of Default has occurred and is continuing under the Indenture, then the obligations and duties of the Remarketing Agent and the Reset Agent under this Agreement and the Supplemental Remarketing Agreement shall be suspended until such Event of Default or event has been cured. The Company will promptly give the Remarketing Agent written notice of all such Events of Default of which the Company is aware.

          Section 8. Termination of Remarketing Agreement. This Agreement shall terminate as to any Remarketing Agent or Reset Agent which is replaced on the effective date of its replacement pursuant to Section 4(a) hereof or pursuant to
Section 4(b) hereof. Notwithstanding any such termination, the obligations set forth in Section 3 hereof shall survive and remain in full force and effect until all amounts payable under said Section 3 shall have been paid in full. In addition, each former Remarketing Agent and Reset Agent shall be entitled to the rights and benefits under Section 10 of this Agreement notwithstanding the replacement or resignation of such Remarketing Agent or Reset Agent.

     Section 9. Remarketing Agent's Performance; Duty of Care. The duties and obligations of the Remarketing Agent and the Reset Agent shall be determined solely by the

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express provisions of this Agreement and, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement. No implied covenants or obligations of or against the Remarketing Agent or the Reset Agent shall be read into this Agreement or the Supplemental Remarketing Agreement. In the absence of bad faith on the part of the Remarketing Agent or the Reset Agent, as the case may be, the Remarketing Agent and the Reset Agent each may conclusively rely upon any document furnished to it which purports to conform to the requirements of this Agreement or the Supplemental Remarketing Agreement, as the case may be, as to the truth of the statements expressed therein. Each of the Remarketing Agent and the Reset Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties. Neither the Remarketing Agent nor the Reset Agent shall have any obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and they shall rely solely upon written notice from the Company as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. Neither the Remarketing Agent nor the Reset Agent shall incur any liability under this Agreement or the Supplemental Remarketing Agreement to any beneficial owner or holder of Notes, or other securities, either in its individual capacity or as Remarketing Agent or Reset Agent, as the case may be, for any action or failure to act in connection with the Remarketing or otherwise in connection with the transactions contemplated by this Agreement or the Supplemental Remarketing Agreement. The provisions of this Section 9 shall survive any termination of this Agreement and shall also continue to apply to every Remarketing Agent and Reset Agent notwithstanding their resignation or removal.

          Section 10.    Indemnity and Contribution.

          (a) The Company agrees to indemnify and hold harmless the Remarketing Agent, the Reset Agent and each person, if any, who controls the Remarketing Agent or the Reset Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof, any preliminary prospectus or any Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Remarketing Agent or the Reset Agent furnished to the Company in writing by or on behalf of the Remarketing Agent or the Reset Agent through the Remarketing Agent or the Reset Agent expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of the Remarketing Agent or the Reset Agent, or any person controlling the Remarketing Agent or the Reset Agent, as applicable, from whom the person asserting any such losses, claims, damages or liabilities purchased Notes if it shall be established that a copy of any Prospectus was not sent or given by or on behalf of the Remarketing Agent or the Reset Agent, as applicable, to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of

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the Notes to such person, and if such Prospectus would have cured the defect giving rise to such losses, claims, damages or liabilities.

          (b) Each of the Remarketing Agent and the Reset Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company, the officers of the Company who sign any Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof, any preliminary prospectus or any Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to the Remarketing Agent or the Reset Agent, as applicable, furnished to the Company in writing by or on behalf of the Remarketing Agent or the Reset Agent, as applicable, expressly for use in any Registration Statement, any preliminary prospectus, any Prospectus or any amendments or supplements thereto.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 10(a) or 10(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve such indemnifying party from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Remarketing Agent and the Reset Agent and all persons, if any, who control the Remarketing Agent or the Reset Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the

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Company within the meaning of either such Section. In the case of any such separate firm for the Remarketing Agent and the Reset Agent and such control persons of the Remarketing Agent and the Reset Agent, such firm shall be designated in writing jointly by the Remarketing Agent and the Reset Agent. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (ii) such request sets forth the terms of the proposed settlement and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d) To the extent the indemnification provided for in Section 10(a) or 10(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 10(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Remarketing Agent and the Reset Agent, on the other hand, in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total fees received by the Remarketing Agent and the Reset Agent, bear to the aggregate sales price of the remarketed Notes. The relative fault of the Company and the Remarketing Agent and the Reset Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Remarketing Agent and the Reset Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e) The Company, the Remarketing Agent and the Reset Agent agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Remarketing Agent and the Reset Agent were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, the Remarketing Agent and the Reset Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes remarketed by it and distributed to the public were offered to the public exceeds the amount of any damages that the Remarketing Agent and the Reset Agent have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

          (f) The indemnity and contribution provisions contained in this
Section 10 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Remarketing Agent or the Reset Agent or any person controlling the Remarketing Agent or the Reset Agent, or the Company, its officers or directors or any person controlling the Company and
(iii) acceptance of and payment for any of the Notes.

          Section 11.    Assignment of Agreement.

          (a) In the event that the Company is entering into a Spin- Off Transaction to which Section 5.8(c) of the Purchase Contract Agreement applies, the Company may assign its rights and obligations under this Agreement to any Person that, at the time of or immediately before the effective date of such assignment, is an Affiliate of the Company, provided (i) such Person is a corporation organized under the laws of the United States of America or a State thereof or the District of Columbia and such Person shall expressly assume all the obligations of the Company under this Agreement and (ii) such Person is not, immediately after such assignment, in default of its payment obligations or other material obligations under this Agreement.

          (b) The Company shall provide Note holders with no less than 30 days prior written notice of any Spin-Off Transaction to which Section 5.8(c) of the Purchase Contract Agreement applies and its intent to assign this Agreement to an Affiliate pursuant to this Section 11.

          Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

          Section 13.    Term of Agreement.

          (a) Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding, or, if earlier, the Business Day immediately following a Successful Initial Remarketing or any Successful Subsequent Remarketing, or the Business Day immediately following the Purchase Contract Settlement Date, in the case of a Successful Final Remarketing. Anything herein to the contrary notwithstanding, the provisions of the last sentence of Section 8 hereof and the provisions of Sections 3, 9, 10 and 12(b) hereof shall survive any termination of this Agreement and remain in full force and effect.

          (b) All representations and warranties included in this Agreement or the Supplemental Remarketing Agreement, or contained in certificates of officers of the Company submitted pursuant hereto or thereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Reset Agent or any of their controlling persons, or by or on behalf of the Company, Sprint Capital or the Purchase Contract Agent, and shall survive the remarketing of the Notes.

          Section 14. Successors and Assigns. Subject to Section 11, the rights and obligations of the Company and the Purchase Contract Agent (both in its capacity as Purchase Contract Agent and as attorney-in-fact) hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent and the Reset Agent. The rights and obligations of the Remarketing Agent and the Reset Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, except that the Remarketing Agent shall have the right to appoint additional remarketing agents as provided herein. This Agreement shall inure to the benefit of and be binding upon the Company, the Purchase Contract Agent, the Remarketing Agent and the Reset Agent and their respective successors and assigns and the other indemnified parties (as defined in Section 10 hereof) and the successors, assigns, heirs and legal representatives of the indemnified parties. The terms "successors" and "assigns" shall not include any purchaser of Securities or Notes merely because of such purchase.

          Section 15. Headings. Section headings have been inserted in this Agreement and the Supplemental Remarketing Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement or the Supplemental Remarketing Agreement and will not be used in the interpretation of any provision of this Agreement or the Supplemental Remarketing Agreement.

          Section 16. Severability. If any provision of this Agreement or the Supplemental Remarketing Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement or the

Supplemental Remarketing Agreement, as the case may be, invalid, inoperative or unenforceable to any extent whatsoever.

          Section 17. Counterparts. This Agreement and the Supplemental Remarketing Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

          Section 18. Amendments. This Agreement and the Supplemental Remarketing Agreement may be amended by any instrument in writing signed by the parties hereto. The Company and the Purchase Contract Agent agree that they will not enter into, cause or permit any amendment or modification of the Purchase Contract Agreement, the Indenture, the Notes Terms Certificate, the Pledge Agreement, the Notes, the Equity Units or any other instruments or agreements relating to the Notes or the Equity Units which would in any way affect the rights, duties or obligations of the Remarketing Agent or the Reset Agent without the prior written consent of the Remarketing Agent or the Reset Agent, as the case may be.

          Section 19. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid.
All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, U.S.A., Attention: Corporate Secretary (fax no.
(913) 624-2256), and if faxed, any such notice shall be confirmed in writing, with a copy to King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, Attention: Mary A. Bernard, Esq. (fax no. (212) 556-2222); if to the Remarketing Agent or Reset Agent, to UBS Warburg LLC, 299 Park Avenue, New York, New York 10171, Attention: Legal Department (fax no. (212) 821-3285); and if to the Purchase Contract Agent, to Bank One, N.A., 100 East Broad Street, Columbus, Ohio 43215, Attention: Corporate Trust Services, or to such other address as any of the above shall specify to the other in writing.

          Section 20. Information. The Company agrees to furnish the Remarketing Agent and the Reset Agent with such information and documents as the Remarketing Agent or the Reset Agent may reasonably request in connection with the transactions contemplated by this Remarketing Agreement and the Supplemental Remarketing Agreement, and make reasonably available to the Remarketing Agent, the Reset Agent and any accountant, attorney or other advisor retained by the Remarketing Agent or the Reset Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company's officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such person in connection with such investigation.

          IN WITNESS WHEREOF, each of the Company, Sprint Capital, the Purchase Contract Agent and the Remarketing Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized signatories as of the date first above written.



                                        SPRINT CORPORATION,


                                        By: /s/ Dennis C. Piper
                                            Name: Dennis C. Piper
                                            Title: Vice President - Finance
                                                      and Assistant Treasurer


                                        SPRINT CAPITAL CORPORATION,


                                        By: /s/ Dennis C. Piper
                                            Name: Dennis C. Piper
                                            Title: Vice President and Treasurer


CONFIRMED AND ACCEPTED:


UBS WARBURG LLC


By: /s/ Dominic Lester
   Name: Dominic Lester
   Title: Executive Director


By: /s/ Yulun Wang
   Name: Yulun Wang
   Title: Director


BANK ONE, NATIONAL ASSOCIATION

not individually but solely as Purchase Contract
Agent and as attorney-in-fact for the holders of the Purchase Contracts


By: /s/ David B. Knox
   Name: David B. Knox
   Title: Authorized Signer

                                                              EXHIBIT A to
                                                     Remarketing Agreement


                   FORM OF SUPPLEMENTAL REMARKETING AGREEMENT

     Supplemental Remarketing Agreement dated [___] among Sprint Corporation, a Kansas corporation (the "Company"), Sprint Capital Corporation, a Delaware corporation ("Sprint Capital"), [___] (the "Remarketing Agent"), and Bank One, National Association, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts (as such terms are defined in the Purchase Contract Agreement referred to in Schedule I hereto)

     NOW, THEREFORE, for and in consideration of the covenants herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Remarketing Agreement dated as of August 10, 2001 (the "Remarketing Agreement") among the Company, Sprint Capital, the Purchase Contract Agent and the Remarketing Agent or, if not defined in the Remarketing Agreement, the meanings assigned to them in the Purchase Contract Agreement (as defined in Schedule I hereto).

     2. Registration Statement and Prospectus. [IF A REGISTRATION STATEMENT (AS DEFINED IS REQUIRED; INSERT THE FOLLOWING:] The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, including a prospectus, relating to the Notes (Commission file no. 333-[___]). The registration statement as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the "1933 Act"), is hereinafter referred to as the "Registration Statement"; the prospectus included in such Registration Statement, as supplemented to reflect the terms of the Notes and the terms of the offering of the Notes, as first filed with the Commission pursuant to and in accordance with Rule 424(b) under the 1933 Act, including all material incorporated by reference therein, is hereinafter referred to as the "Prospectus". If the Company has filed an abbreviated registration statement to register additional Securities pursuant to Rule 462(b) under the 1933 Act (the "Rule 462 Registration Statement"), then any reference herein to the term "Registration Statement" shall be deemed to include such Rule 462 Registration Statement. Any reference herein to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), on or before the effective date of the Registration Statement or the issue date of such preliminary prospectus or the Prospectus, as the case may be; and any reference herein to the terms Samend," "amendment" or "supplement" with respect to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the 1934 Act after the effective date of the Registration Statement or the issue date of any preliminary prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference. The Company has provided copies of the Registration Statement and the Prospectus to the Remarketing Agent, and hereby consents to the use of the Prospectus in connection with the remarketing of the Securities.

     [IN THE EVENT THAT A REGISTRATION STATEMENT IS NOT REQUIRED, INSERT THE
FOLLOWING: The Company has provided to the Remarketing Agent, for use in connection with remarketing of the Securities (as such term is defined on Schedule I hereto), a [preliminary remarketing memorandum and] remarketing memorandum and [describe other materials, if any]. Such remarketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein, [and] [describe other materials] are hereinafter called, collectively, the "Remarketing Memorandum," [and such preliminary marketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein) is hereinafter called a "preliminary remarketing memorandum")]. The Company hereby consents to the use of the Remarking Memorandum [and the preliminary remarking memorandum] in connection with the remarketing of the Notes].

     3.  Provisions Incorporated by Reference.

     (a) Subject to Section 3(b), the provisions of the Underwriting Agreement (other than Section 2, Section 3, Section 4, Section 7, Section 9 and Section 10 thereof) are incorporated herein by reference, mutatis mutandis, and the Company hereby makes the representations and warranties, and agrees to comply with the covenants and obligations, set forth in the provisions of the Underwriting Agreement incorporated by reference herein, as modified by the provisions of
Section 3(b) hereof.

     (b) With respect to the provisions of the Underwriting Agreement incorporated herein, for the purposes hereof, (i) all references therein to the "Underwriter" or "Underwriters" shall be deemed to refer to the Remarketing Agent and all references to the "Representative" or the "Representatives" shall be deemed to refer to [___] ("[___]"); (ii) all references therein to the "Closing Date" shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto; (iii) all references therein to the "Registration Statement" shall be deemed to refer to the Registration Statement and the Prospectus, respectively, as defined herein; (iv) all references therein to this "Agreement," the "Underwriting Agreement," "hereof," "herein" and all references of similar import, shall be deemed to mean and refer to this Supplemental Remarketing Agreement; and (v) all references therein to "the date hereof," "the date of this Agreement" and all similar references shall be deemed to refer to the date of this Supplemental Remarketing Agreement.

     4. Remarketing. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated by reference herein and in the Remarketing Agreement, the Remarketing Agent agrees to use its reasonable efforts to remarket, in the manner set forth in Section 2(b) of the Remarketing Agreement, the aggregate principal amount, as the case may be, of Notes set forth in Schedule I hereto at a purchase price not less than 100% of the Minimum Remarketing Price. In connection therewith, the registered holder or holders thereof agree, in the manner specified in Section 5 hereof, to pay to the Remarketing Agent a Remarketing Fee equal to an amount not exceeding 25 basis points (0.25%) of the Minimum Remarketing Price payable by deduction from any amount received in connection from such [Initial] [Subsequent] [Final] Remarketing in excess of the Minimum Remarketing Price. The right of each holder of Notes to have Notes tendered for purchase shall be limited to the extent set forth in the last sentence of Section 2(b) of the Remarketing Agreement (which is incorporated by reference herein). As more fully provided in Section 2(c) of the Remarketing
                                        A-2

Agreement (which is incorporated by reference herein), the Remarketing Agent is not obligated to purchase any Notes in the remarketing or otherwise, and neither the Company, Sprint Capital nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Notes for remarketing.

     5. Delivery and Payment. Delivery of payment for the remarketed Notes by the purchasers thereof identified by the Remarketing Agent and payment of the Remarketing Fee shall be made on the Remarketing Closing Date at the location and time specified in Schedule I hereto (or such later date not later than five Business Days after such date as the Remarketing Agent shall designate), which date and time may be postponed by agreement between the Remarketing Agent and the Company. Delivery of the remarketed Notes and payment of the Remarketing Fee shall be made to the Remarketing Agent against payment by the respective purchasers of the remarketed Notes of the consideration therefor as specified herein, which consideration shall be paid to the Collateral Agent for the account of the persons entitled thereto by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in immediately available funds or in immediately available funds by wire transfer to an account or accounts designated by the Collateral Agent.

     If the Notes are not represented by a Global Security held by or on behalf of The Depositary Trust Company, certificates for the Notes shall be registered in such names and denominations as the Remarketing Agent may request not less than one full Business Day in advance of the Remarketing Closing Date, and the Company, the Collateral Agent and the registered holder or holders thereof agree to have such certificates available for inspection, packaging and checking by the Remarketing Agent in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

     6. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Sprint Corporation 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, U.S.A., Attention: Corporate Secretary (fax no. (913) 624-2256), and if faxed, any such notice shall be confirmed in writing, with a copy to King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, Attention:
Mary A. Bernard, Esq. (fax no. (212) 556-2222); if to the Remarketing Agent or
Reset Agent, to [             ], Attention:  [                 ]; and if to the
Purchase Contract Agent, to Bank One, National Association, 100 East Broad Street, Columbus, Ohio 43215, Attention: Corporate Trust Department, or to such other address as any of the above shall specify to the other in writing.

     7. Conditions to Obligations of Remarketing Agent. Anything herein to the contrary notwithstanding, the parties hereto agree (and the holders and beneficial owners of the Securities will be deemed to agree) that the obligations of the Remarketing Agent under this Agreement and the Remarketing Agreement are subject to the satisfaction of the conditions set forth in Section 7 of the Remarketing Agreement (which are incorporated herein by reference), and to the satisfaction, on the Remarketing Closing Date, of the conditions incorporated by reference herein from Section 5 of the Underwriting Agreement as modified by Section 3(b) hereof (including, without limitation, the delivery of opinions of counsel, officers' certificates and accountants' comfort letters in form and substance satisfactory to the Remarketing Agent, the accuracy as of the Remarketing Closing Date of the representations and warranties of the Company included and incorporated by reference herein and the performance by the Company of its obligations under the Remarketing Agreement and this Agreement as and when required hereby and thereby). In addition, anything herein or in the Remarketing Agreement to the contrary notwithstanding, the Remarketing Agreement and this Agreement may be terminated by the Remarketing Agent, by notice to the Company at any time prior to the time of settlement on the Remarketing Closing Date, if any of the events or conditions set forth in Section 9 of the Underwriting Agreement, as modified by Section 3(b) hereof, shall have occurred or shall exist.

     8. Indemnity and Contribution. Anything herein to the contrary notwithstanding, the Remarketing Agent shall be entitled to indemnity and contribution on the terms and conditions set forth in Section 10 of the Remarketing Agreement as modified by the provisions of Section 3(b) hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Remarketing Agent.


                              Very truly yours,

                              SPRINT CORPORATION

                              By:______________________
                                 Name:
                                 Title:


                              SPRINT CAPITAL CORPORATION

                              By:_______________________
                                 Name:
                                 Title:



CONFIRMED AND ACCEPTED:


[Remarketing Agent]


By:________________________
   Name:
   Title:


[Add other Remarketing Agents, if any]


BANK ONE, NATIONAL ASSOCIATION

as Purchase Contract Agent and
as attorney-in-fact for the holders of
the Purchase Contracts


By:_________________________
   Name:
   Title:

                                   SCHEDULE I


     Purchase Contract Agreement means the Purchase Contract Agreement dated as of August 10, 2001, between Sprint Corporation and Bank One, National Association.